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                                                                     EXHIBIT 4.3

                                   PLAN 1998

                                    WARRANT

This Warrant is given in consideration of the services to be provided by employees and designated consultants to Nbase Communications, Ltd. ("NBASE") an Israeli Company and wholly owned subsidiary of MRV Communications, Inc. ("MRV") a Delaware corporation.

MRV hereby grants:

1. Nathan Shilo, Advocate ("SHILO") as Trustee for employees and designated consultants of NBASE the right to purchase from MRV at a price of $23,875 during the period of "Exercisability", as hereinafter defined up to 181,000 shares of MRV Common Stock. The period of Exercisability shall commence as follows: (1) for 73,000 options on 1 January, 1999 and shall terminate on 31 December, 2003. (2) for 108,000 options on 1 January, 2000 and shall terminate on 31 December, 2003.

2. The rights granted hereunder may be wholly or partially assigned or transferred to any assignee or transferee approved by MRV provided that such assignee or transferee agrees to be bound by the provisions of this Warrant Agreement as indicated by their signature on an newly issued Warrant Form that shall be issued upon such transference or assignation.

In the event of any merger, consolidation or sale of substantially all of the assets of MRV as an entirety, SHILO shall have the right to exercise this Warrant into the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common stock into which the Warrant might have been exercisable immediately prior to such merger, consolidation or sale of substantially all of the assets of MRV as an entirety.

The rights represented by this Warrants may be exercised during the Exercisability period as follows: (1) the 73,000 options - 20% and (2) the 108,000 options - 25% of the Warrants each year at any time in whole or in part by the surrender of this Warrant with the Purchase Form at the end hereof properly executed, at the principal executive office of MRV, payment to MRV of the exercise price then in effect for the number of shares specified in the above-mentioned Purchase Form. The Common Stock and the certificates for the Common Stock so purchased shall be delivered to SHILO within a reasonable time, not exceeding ten (10) days after the rights represented by this Warrant shall have been so exercised.

The vesting of the rights represented by these Warrants and other conditions shall be governed by that agreement dated __________ 1998 between NBASE and employees and consultants.

This Warrant may be subdivided into small denominations as requested by the Warrant holder.


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                                   PLAN 1998


MRV covenants and agrees that all shares of Common Stock which may be issued as part of the Warrant will, upon issuance, be validly issued, fully paid and non-assessable, and no personal liability will attach to the holder thereof. MRV further covenants and agrees that, during the Exercisability period, MRV will at all times have authorized and reserved a sufficient number of shares of its Common Stock to provide for the exercise of the Warrant.

The Warrant shall not entitle the Warrant holder to any voting rights or other rights as a shareholder of MRV.

The exercise price in effect at any time and the number and kind of securities purchasable upon the exercise of the Warrant shall be subject to adjustment from time to time upon the happening of certain events as described below:

In case MRV shall (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, then the appropriate adjustment in the number and kind of such securities subject to this Warrant shall be made and the exercise price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination, reclassification, reorganization, merger, consolidation, or recapitalization shall be proportionately adjusted so that the holder of this Warrant exercised after such date shall be entitled to receive the aggregate number and kind of shares of MRV Common Stock which, if this Warrant had been exercised by such holder immediately prior to such date, he would have owned upon such exercise and been entitled to receive upon such dividend, distribution, subdivision, combination, reclassification, reorganization, merger, consolidation or recapitalization. Provided however no adjustment in the exercise price shall be required unless such adjustment would require an increase or decrease of at least five cents in such price.

SHILO acknowledges that the Warrant and the shares underlying the Warrant of MRV Common Stock have not been registered with the Securities and Exchange Commission and that it is taking the shares for investment purposes in the event it exercises this Warrant and not with a view towards distribution. MRV agrees to make all reasonable efforts to register with the Securities Exchange Commission, at MRV's expense, the shares underlying the Warrants within six months of the granting of these Warrants. Upon exercise of this Warrant a legend to this effect will be place upon the certificates.




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                                   PLAN 1998



This Agreement shall be governed by and in accordance with the laws of the State of Delaware.

I hereby agree to be bound by the terms and conditions of this Warrant as describe above.

/s/ NATHAN SHILO
----------------------------------
Nathan Shilo, Advocate as Trustee




In witness hereof MRV Communications, Inc. has caused this Warrant to be signed by its duly authorized officers under its Corporate Seal and this Warrant to be dated 2.1.1998.



MRV Communications, Inc.



By: /s/ NOAM LOTAN
   ------------------------------------------
   Noam Lotan, President




Attest: /s/ EDMUND GLAZER
       --------------------------------------
       Edmund Glazer, Chief Financial Officer




Corporate Seal:





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